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                         FIRST INSTRUMENT OF AMENDMENT
         WHEREAS, Boatmen's Bancshares, Inc. (the "Company") has entered into an employment agreement with Samuel B. Hayes, III (the "Executive"), dated January 30, 1996;

         WHEREAS, the Company and the Executive desire to amend the employment agreement to provide for a minimum supplemental retirement benefit based on twenty-five (25) years of credited service with the Company;

         NOW THEREFORE, the employment agreement is amended by adding the following paragraph to section 4.4 of the employment agreement to read in its entirety as follows:

              The Company shall provide the Executive with an additional supplemental pension benefit equal to the excess, if any, of (i) the actuarial present value, determined as of the Executive's Severance of Service Date (as defined in the Company's Retirement
              Plan), of the pension to which he would have been entitled under the Company's Retirement and Supplemental Retirement Plans if he had twenty-five (25) years of Credited Service (as defined in the Company's Retirement Plan) with the Company on such date, over
              (ii) the actuarial present value, determined as of the Executive's Severance of Service Date, of the sum of (a) the pension to which he is entitled under the Company's Retirement and Supplemental Retirement Plans, excluding any amounts attributable to the additional age and service credit provided in Section 7.1 of this Agreement, plus (b) his Prior Plans (as defined below). With respect to the calculation of this additional supplemental pension benefit, all actuarial equivalents shall be determined using the same actuarial assumptions utilized under the Company's Supplemental Retirement Plan and all terms and conditions of this benefit shall be governed by the terms and conditions of the Company's Supplemental Retirement Plan (including without limitation any adjustments in the amount of benefit with respect to optional forms of benefits, death benefits, and early retirement benefits). The actuarial present value of the supplemental benefit, if any, as determined above, and any pre-retirement or post-retirement death benefits provided with respect thereto, shall be paid to the Executive or his beneficiary, as the case may be, at the same time and in the same manner as his benefits under the Company's Supplemental Retirement Plan. Prior Plans shall mean any defined benefit plans maintained by Citibank, the Bank of Oklahoma, or any affiliates of Citibank or the Bank of Oklahoma under which the Executive was or is entitled to any benefits.


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         IN WITNESS WHEREOF, the Company and the Executive have executed this first instrument of amendment, pursuant to approval of the Compensation Committee and the approval and ratification by the Board of Directors, as of August 13, 1996.


Boatmen's Bancshares, Inc.                   Executive


/s/ Andrew B. Craig, III                     /s/ Samuel B. Hayes, III
-----------------------------------          -----------------------------------

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